Exhibit 99.1

Date:          Oct. 24, 2011

From:         Walt Havenstein

To:             SAIC Employees

Re:             CityTime Update

Colleagues,

First, I want you to know how proud the leadership team is of the work you are doing for our customers. I want to take this opportunity to update you on the CityTime matter and decisions we have made following our review.

The kind of behavior we have seen in CityTime is criminal and is an affront to everything SAIC stands for as a company. SAIC has a long and proud history, with an outstanding reputation for integrity and strong ethical business practices. That’s why the actions of those involved are so appalling to me and to all of us at the company.

After a comprehensive review of the CityTime program, including a review of management performance, the Board of Directors and I have decided that certain management changes are essential going forward. The Board and I have concluded that there were failures of management with respect to the CityTime program. Consequently, Deborah Alderson, Defense Solutions Group President, John Lord, Deputy Group President and Peter Dube, General Manager of the Enterprise and Mission Solutions Business Unit, have been removed from their positions and are no longer with the company. While we are aware of no evidence that these individuals had any personal involvement in the fraud uncovered in the CityTime program, and while each has made valuable contributions to SAIC, we must maintain the highest standards for all of our employees and for our industry, beginning with our management team. Management must ensure that ethics and compliance come before profit on every project in this company, and employees must be confident that any concerns they express to their supervisors about ethics or compliance will receive immediate and serious attention. Managers and employees alike should understand that those who are privileged to lead in our company will be held accountable.

On an interim basis, Thomas Baybrook, general manager of the Defense and Maritime Solutions Business Unit, will act as group president; Rick Reynolds, currently deputy general manager of the Enterprise and Mission Solutions Business Unit, will serve as general manager of that business unit.

Next, I want to report on additional steps we have taken. The conduct of some SAIC personnel in regard to CityTime violated our deepest held standards and principles. As you know, two former employees are among those against whom criminal charges have been brought. Our response must be aimed at building vigorous safeguards against such behavior in the future.

To that end, we have engaged an international law firm of impeccable reputation, Gibson Dunn, to undertake a thorough review of key policies and practices in our company, and to recommend changes that will strengthen our culture of ethics, accountability, and compliance. We will report to you on the changes we will be making.

In addition, the Special Committee of the Board of Directors that is overseeing the company’s response to CityTime has engaged a recognized independent company, Guidepost Solutions, to undertake its own review and monitor the efforts we are making in response to this matter. Their team is led by the firm’s Chairman, Bart Schwartz. He was the Chief of the Criminal Division of the U.S. Attorney’s office in New York City and has had numerous court and other appointments as an independent monitor. He has received similar assignments from or with the approval of the Securities and Exchange Commission, The Department of Justice in Washington, D.C., and the U.S Attorney’s Office in New York.

Mr. Schwartz and the Guidepost team will have complete access to SAIC and complete independence to report on the work we are doing to ensure that the problems that occurred in Citytime will not happen again.

These are extraordinary actions, but they are necessary to make SAIC the strongest company it can be and are essential to uphold the values and performance standards that guide us all. Although it has been overshadowed, we should also remember that SAIC developed and delivered the customized, one-of-a-kind workforce management system that is CityTime covering 163,000 city employees. It is fully implemented, delivering results, and saving time and money for New York City today.

We will continue to cooperate with the investigation being conducted by the U.S. Attorney for the Southern District of New York, and I will continue to update you on the CityTime matter.

When I spoke to you on the subject of CityTime on June 9, I asked each of you to rededicate yourselves to ethical conduct. That still remains the key to our future. If you see or suspect unethical behavior, report it immediately to our hotline, 800-760-4332 where you have my complete assurance of anonymity. I want to thank those SAIC employees who raised concerns about CityTime at various points. We are putting in place vigorous new measures to ensure that similar concerns are fully addressed in the future. But even these actions will not be enough unless each of us works every day to behave ethically and responsibly, and help our colleagues do the same without fear of intimidation or retaliation. You have my personal commitment and that of the Board of Directors and our entire senior management team that this will be the case.

Thank you again for everything you do every day to make SAIC the great company that it is and will continue to be going forward.

Walt Havenstein

Chief Executive Officer